SOURCE CAPITAL, INC.

RESULTS OF ANNUAL MEETING

Following is a list of matters voted upon and the results of those votes cast at the annual meeting of shareholders held May 5, 2008:

1. With respect to the election of four directors by the holders of Common Stock, $1.00 par value, and election of two directors by the holders of $2.40 Cumulative Preferred Stock, $3.00 par value:

Votes For
Votes Withheld
Common

Eric S. Ende
7,308,410
143,502
Thomas P. Merrick
7,305,376
143,502
David Rees
7,331,849
143,502
Lawrence J. Sheehan
7,302,885
143,502

Preferred

Willard H. Altman, Jr.
1,692,581
53,032
Paul G. Schloemer
1,692,061
53,032